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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CH2M HILL Companies, Ltd.:

        We consent to the use of our report dated October 30, 2007, with respect to the consolidated balance sheets of VECO Corporation and subsidiaries as of March 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2007, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report contains an explanatory paragraph that states that the consolidated financial statements of VECO Corporation and subsidiaries as of March 31, 2006 and for the years ended March 31, 2006 and 2005, have been restated.

/s/ KPMG LLP

Anchorage, Alaska
December 14, 2007

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Consent of Independent Registered Public Accounting Firm